Exhibit 10.53

HELIX TCS, INC.

UNSECURED CONVERTIBLE PROMISSORY NOTE

Maximum Loan Amount: Up to $5,000,000	November 15, 2019

FOR VALUE RECEIVED, Helix TCS, Inc., a Delaware corporation (the “Company”), hereby promises to pay in accordance with the terms of this Unsecured Convertible Promissory Note (this “Note”), RSF4 II, LLC, a Delaware limited liability company, (together with any permitted successor holder hereof, the “Holder”), the principal sum of up to Five Million Dollars ($5,000,000), or such lesser amounts as shall be extended by the Holder from time to time in its sole and absolute discretion hereunder pursuant to the procedure set forth in Section 1(c) below and as reflected on the attached Exhibit A under the heading “Funded Loan Amount” (as such Exhibit A shall be amended from time to time), together with interest on the amount of each borrowing hereunder, accruing from the date of the applicable borrowing at a per annum rate of 12.00%, compounded annually on the basis of a 360-day year. Payments of accrued interest shall be made quarterly commencing March 31, 2020, and continuing on each such calendar quarter thereafter through the Maturity Date. As of the date of this Note, the aggregate amount of proceeds loaned to the Company in exchange for this Note (the “Funded Loan Amount”) is $325,000. For the avoidance of doubt, any future borrowing or borrowings pursuant to this Note shall (i) not exceed the Maximum Loan Amount and (ii) be subject to the approval of the Holder, in its sole and absolute discretion.

The outstanding principal of, and accrued interest on, this Note shall be due and payable, subject to Section 2 hereof, on November 15, 2021 (the “Maturity Date”).

The Company shall pay all outstanding principal of, and accrued interest on, this Note by wire transfer of immediately available funds denominated in United States Dollars.

1. Use of Proceeds; Restrictions on Debt; Future Borrowings.

(a)  Unless expressly permitted in writing by the Holder, the Company will use the proceeds of this Note solely for the uses (within the budgeted amounts) set forth on Exhibit B hereto (as such Exhibit B shall be amended from time to time in connection with any future borrowing or borrowings pursuant to this Note).

(b) The Company will not incur any liability or obligation with respect to indebtedness which is senior to or pari passu with the obligations hereunder (i.e., any future indebtedness of the Company must be contractually subordinate to the obligations hereunder and, prior to the incurrence of any such indebtedness, the Company shall cause any such future lender to execute and deliver to the Holder a subordination agreement in form and substance reasonably satisfactory to the Holder).

(c) In order to request additional advances under this Note, the Company must provide a written request for such advance to the Holder no less than 10 days’ prior to the requested advance date. Such written request must include the proposed date of the requested advance and the amount of the advance.

2.  Conversion. Notwithstanding anything in this Note to the contrary, if, prior to the Maturity Date, the Company consummates:

(a) a third party equity financing (which, for the avoidance of doubt, shall include a financing lead by Rose Capital Fund I, LP or any affiliate thereof) transaction pursuant to which the Company receives (either individually, or collectively in the aggregate, in a singular transaction or in a series of transactions) at least $5,000,000 of proceeds (a “Qualified Equity Financing”), concurrent with the closing of such Qualified Equity Financing, the outstanding principal balance of, and the accrued but unpaid interest on, this Note (the “Note Value”) as of the date of such closing shall automatically convert into Conversion Shares at a price per share equal to 75% of the price per share paid by the other purchasers of the Conversion Shares issued in such Qualified Equity Financing; or

(b) (i) a sale or transfer of all or substantially all of the assets of the Company or (ii) a sale or transfer (whether by merger, consolidation or otherwise) of the Company’s capital stock if such sale or transfer results, directly or indirectly, in a change in ownership or control of more than 50% of the outstanding voting securities of the Company (each such transaction described in the foregoing clauses (i)-(ii), a “Company Sale”), immediately prior to the closing of such Company Sale, the Note Value shall automatically convert into a number of Conversion Shares equal to the quotient obtained by dividing the Note Value as of the date of such conversion by the Conversion Price. For purposes of this Section 2(b), “Conversion Price” shall mean the quotient resulting from dividing 75% of the Company’s enterprise value (as determined in connection with such Company Sale) by the aggregate number of issued and outstanding equity interests of the Company (determined on a fully-diluted basis) as of immediately prior to such conversion.

For purposes of this Note, “Conversion Shares” shall mean, in the case of clause (a) above, the equity interests in the Company issued in connection with a Qualified Equity Financing, and, in the case of clause (b) above, the equity interests in the Company at the time of such Company Sale.

For the avoidance of doubt, an otherwise qualifying equity financing lead by Rose Capital Fund I, LP, or any affiliate thereof, shall constitute a Qualified Equity Financing.

3. Conversion At Maturity. If at the Maturity Date, (a) a conversion has not occurred pursuant to Section 2 above, and (b) the Company does not have sufficient cash on hand to repay the Note Value, then the Note Value shall convert into shares of common stock of the Company at 70% of the average of the five lowest daily VWAPs of the Company’s common stock during the 15 consecutive trading days prior to the Maturity Date.

4. Mechanics of Conversion. Upon conversion of this Note as provided above, the Company, shall promptly issue the Holder one or more certificates in the Holder’s name for the number of Conversion Shares to which the Holder is entitled by reason of such conversion. Upon issuance of such certificates, this Note shall be deemed cancelled and fully paid with no need for surrender hereof.

5. Fully Paid Stock; Taxes. The Company agrees that the securities represented by each and every certificate for Conversion Shares delivered on the conversion of this Note shall, at the time of such delivery, be validly issued and outstanding, fully paid and non-assessable. The Company further covenants and agrees that it will pay, when due and payable, all federal and state stamp, original issue or similar taxes, if any, which are payable in respect of the issuance of this Note and/or any Conversion Shares or certificates therefor.

6. Reservation of Shares. The Company shall at all times reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion in Section 2 above, such number of its duly authorized shares of capital stock as shall from time to time be sufficient to effect such conversion; and if at any time the number of authorized but unissued shares of capital stock of the Company shall not be sufficient to effect such conversion, the Company shall take such corporate action as may be necessary to increase its authorized but unissued shares of capital stock to such number of shares as shall be sufficient for such purposes, including, without limitation, obtaining the requisite stockholder approval of any necessary amendment to the Company’s certificate of incorporation.

7.  Representations and Warranties of the Company. The Company hereby represents and warrants to the Holder as of the date hereof as follows:

(a) the Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority, and the legal right, to own, lease and operate its properties and assets and to conduct its business as it is now being conducted;

(b) the Company has the power and authority, and the legal right, to execute and deliver this Note and to perform its obligations hereunder;

(c) the execution and delivery of this Note by the Company and the performance of its obligations hereunder have been duly authorized by all necessary corporate action in accordance with all applicable laws;

(d) this Note, when executed and delivered by the Company and the Holder, will constitute the legal and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws not in effect or hereafter in effect generally relating to or affecting creditors’ rights and general principles of equity;

(e) no consent or authorization of, filing with, or notice to or other act by, or in respect of, any governmental authority is required in order for the Company to execute, deliver, or perform any of its obligations under this Note;

(f) the execution and delivery of this Note and the consummation by the Company of the transactions contemplated hereby do not and will not violate any provision of the Company’s organizational documents or any law or governmental order applicable to the Company;

(g) except as set forth on Schedule 6(g), the Company has complied with and is in compliance in all material respects with all applicable laws and the Company is not party to any (i) action, suit, claim, proceeding or investigation pending or threatened, (ii) arbitration proceeding, (iii) governmental inquiry, audit or investigation which is pending or, to the knowledge of the Company, threatened, or (iv) settlement agreement;

(h) except as set forth on Schedule 6(h), the Company does not have any obligation (including any guarantee) for any indebtedness which is senior to or pari passu with the obligations hereunder;

(i) except as set forth on Schedule 6(i), the Company has good and marketable title in all of its properties and assets (whether tangible or intangible), free and clear of all liens;

(j) the Company (and not any other affiliated entity or related entity) owns all the assets, properties and rights, whether tangible or intangible necessary for the conduct of the business of the Company as presently conducted and no other affiliated entity or related entity is utilized to conduct such business; and

(k) the Company has (i) filed on a timely basis all material tax returns required to be filed on or before the date hereof pursuant to all applicable laws, and (ii) has paid, or established a reasonable reserve set forth on its financial statements for all taxes due and payable.

8. Prepayment. The Company may not prepay all or any part of this Note without the prior written consent of the Holder.

9. Replacement of Note. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and of indemnity in form and amount reasonably satisfactory to the Company, if lost, stolen or destroyed, and upon surrender and cancellation of this Note, if mutilated, and upon reimbursement of the Company’s reasonable incidental expenses, the Company shall execute and deliver to the Holder a new note of like date, tenor and denomination.

10. Events of Default. Upon the occurrence of any of the following events (each, an “Event of Default”), the Company shall be in default hereunder, and the Holder may immediately accelerate payment of the unpaid principal of this Note, together with all accrued and unpaid interest, upon written notice to the Company:

(a) the Company fails to pay the principal of, and interest on, this Note when due, whether by conversion or payment of money as hereinabove provided;

(b) the Company is the debtor in a bankruptcy, receivership, “Chapter 11” or other insolvency proceeding, is generally unable to pay its debts when due, or makes an assignment for the benefit of creditors;

(c) the Company violates any other covenant, agreement or condition contained in this Note, which violation to the extent curable has not been cured to the reasonable satisfaction of the Holder within 20 days after the Company’s receipt of written notice of any such default from the Holder specifying such violation; and/or

(d) the Company is liquidated, dissolved or ceases to operate its business.

Upon the occurrence of an Event of Default or an event that, with notice or lapse of time or both, would reasonably be expected to result in an Event of Default, the Company shall immediately give notice thereof to the Holder, specifying the nature of the Event of Default. Upon the occurrence and during the continuance of an Event of Default, the outstanding principal amount hereof shall bear interest at the rate of 20.00% per annum, retroactive to the date such Event of Default occurred.

11. Exercise of Remedies. Upon the occurrence and during the continuance of any Event of Default, the Holder shall be entitled to exercise and enforce all rights and remedies available to the Holder under this Note.

12. Miscellaneous.

(a) This Note will be a contract made under and governed by the internal laws of the state of New York applicable to contracts made and to be performed entirely within that state, without regard to conflict of laws principles.

(b) Each of the Company and Holder irrevocably and unconditionally agree that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the other, in any way relating to this Note or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York, and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of those courts and agrees that all claims in respect of any action, litigation or proceeding may be heard and determined in the New York State court in New York County or, to the fullest extent permitted by applicable law, in the federal court. The Company and Holder each agree that a final judgment in any action, litigation or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Note will affect any right that Holder or the Company may otherwise have to bring any action or proceeding relating to this Note against the other or its properties in the courts of any other jurisdiction. The Company and Holder each irrevocably and unconditionally waive, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Note in any court referred to in this Section 12(b). The Company and Holder each hereby irrevocably waive, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of the action or proceeding in the indicated court.

(c) The Company waives presentment for payment, demand, notice of non-payment, notice of protest or protest of this Note (except as otherwise provided herein), and the Holder’s diligence in collection or bringing suit and hereby consents to any and all extensions of time, renewals, waivers or modifications as may be granted by the Holder with respect to payment or any other provisions of this Note. If any amount due under this Note is not paid at the earlier of (i) the due date hereunder or (ii) at acceleration of maturity as herein provided and is placed in the hands of an attorney for collection, or if it is collected through bankruptcy, probate or other court after maturity or the acceleration thereof, the Company shall pay all reasonable attorneys’ fees and collection costs of Holder incurred with respect to the collection of amounts due under this Note promptly on the demand of Holder.

(d) Acceptance by the Holder of any payment in an amount less than the amount then due shall be deemed an acceptance on account only, and the Company’s failure to pay the entire amount then due shall be and continue to be a default. Upon the occurrence of any default, neither the failure of the Holder promptly to exercise its right to declare the outstanding principal and accrued unpaid interest hereunder to be immediately due and payable, nor the failure of the Holder to demand strict performance of any other obligation of the Company hereunder, shall constitute a waiver of any such rights, nor a waiver of such rights in connection with any future default on the part of the Company hereunder.

(e) This Note may be amended only with the written consent of the Company and the Holder.

(f) Wherever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Note.

The Company has duly executed this Unsecured Convertible Promissory Note as of the date first set forth above.

Helix TCS, Inc.

By:
Name:	Zachary Venegas
Title:	CEO and Executive Chairman

Accepted and Agreed:

RSF4 II, LLC

By:	Rose Management Group LLC, its manager

By:
Name:	Andrew Schweibold
Title:	Member

By:
Name:	Jonathan Rosenthal
Title:	Member